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                                                                    EXHIBIT 12.1

                                 PNC BANK CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

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                                             Three Months                         Year Ended December 31,
                                                Ended         ------------------------------------------------------------------
                                            March 31, 1994       1993          1992          1991          1990          1989
                                            --------------    ----------    ----------    ----------    ----------    ----------
Earnings:
 Income before income taxes and
  cumulative effect of changes in
  accounting principles................        $312,494       $1,116,612    $  778,122    $  548,201    $   29,425    $  485,264

 Fixed charges excluding interest
  on deposits..........................         204,036          649,898       517,424       513,370       918,698       867,083
                                               --------       ----------    ----------    ----------    ----------    ----------
   Subtotal............................         516,530        1,766,510     1,295,546     1,061,571       948,123     1,352,347
 Interest on deposits..................         200,004          742,772     1,063,422     1,727,765     1,973,087     1,907,769
                                               --------       ----------    ----------    ----------    ----------    ----------
   Total...............................        $716,534       $2,509,282    $2,358,968    $2,789,336    $2,921,210    $3,260,116
                                               ========       ==========    ==========    ==========    ==========    ==========

Fixed charges:
 Interest on notes and debentures......        $100,689       $  265,353    $  145,125    $   95,207    $   84,045    $   61,590
 Interest on borrowed funds............          96,737          362,995       352,162       398,779       816,448       788,520
 Amortization of notes and debentures..             333              967           970           584           538           506
 Interest component of rentals ........           6,277           20,583        19,167        18,800        17,667        16,467
                                               --------       ----------    ----------    ----------    ----------    ----------
   Subtotal............................         204,036          649,898       517,424       513,370       918,698       867,083
 Interest on deposits..................         200,004          742,772     1,063,422     1,727,765     1,973,087     1,907,769
                                               --------       ----------    ----------    ----------    ----------    ----------
   Total...............................        $404,040       $1,392,670    $1,580,846    $2,241,135    $2,891,785    $2,774,852
                                               ========       ==========    ==========    ==========    ==========    ==========

Ratio of Earnings to Fixed Charges:
   Excluding interest on deposits......            2.53x            2.72x         2.50x         2.07x         1.03x         1.56x
   Including interest on deposits......            1.77             1.80          1.49          1.24          1.01          1.17
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